UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2021

MSA SAFETY INCORPORATED

(Exact name of Company as specified in its charter)

Pennsylvania	1-15579	46-4914539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Cranberry Woods Drive Cranberry Township, Pennsylvania	16066-5207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 776-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, no par value	MSA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement

Acquisition of Bacharach, Inc. and its Affiliated Companies

On May 23, 2021, MSA Safety Incorporated (“MSA”) and MSA Advanced Detection, LLC (“MSA Advanced Detection”), a wholly owned subsidiary of MSA, entered into an agreement to acquire Bacharach, Inc. and its affiliated companies (referred to herein collectively as “Bacharach”). Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among MSA, MSA Advanced Detection, Cardinal Merger Subsidiary, Inc. (“Merger Sub”), a wholly owned subsidiary of MSA Advanced Detection, Viking Topco (“Viking Topco”), and Laurel Solutions Holdings LLC (“Laurel Solutions”), as representative of Viking Topco’s stockholders, MSA Advanced Detection will acquire Bacharach through the merger of Merger Sub with and into Viking Topco, with Viking Topco as the surviving entity as a wholly owned subsidiary of MSA Advanced Detection, and with Viking Topco’s former stockholders receiving the cash purchase price.

Viking Topco is the parent corporation of Bacharach, which is engaged in the manufacture and supply of safety equipment, including leak and gas detection equipment and technology. Headquartered in New Kensington, Pennsylvania, Bacharach has four locations in the United States, Canada and Ireland.

The Merger Agreement provides for MSA Advanced Detection to acquire Bacharach for a purchase price of approximately $337 million in cash, less the payoff of existing indebtedness and certain transaction expenses. The purchase price is also subject to working capital and other purchase price adjustments to be finalized after closing.

The closing of the transaction is subject to certain customary closing conditions, including (i) the absence of any injunction or other legal restraint preventing or making illegal the closing of the transaction, (ii) any waiting period applicable to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated, (iii) approval of the stockholders of Viking Topco, and (iv) the accuracy of each party’s representations and warranties and compliance by each party with its covenants under the Merger Agreement, subject to certain materiality qualifications and exceptions. Certain of Viking Topco’s stockholders and employees have also agreed to enter into restrictive covenant agreements with terms of 18 to 36 months.

At the closing, MSA Advanced Detection and Laurel Solutions will enter into an escrow agreement with Citibank, National Association (“Citibank”), pursuant to which $1,000,000 of the purchase price from the Merger Agreement will be placed into escrow with Citibank to fund the post-closing working capital and other purchase price adjustments, if any.

The foregoing description of the transaction to be consummated pursuant to the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to specific terms and conditions of the Merger Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Support Agreement

Concurrently with the execution of the Merger Agreement, certain stockholders of Viking Topco (each, a “Supporting Stockholder”) entered into a support agreement (“Support Agreement”) with MSA Advanced Detection and Viking Topco with respect to all shares of Viking Topco stock beneficially owned by such Supporting Stockholders. The shares of Viking Topco stock subject to the Support Agreement constituted approximately 94% of the outstanding voting shares of Viking Topco stock. On the terms and subject to the conditions set forth in the Support Agreement, each Supporting Stockholder agreed to vote (or deliver a written consent) (i) in favor of adopting the Merger Agreement and the transactions contemplated thereby at any meeting of Viking Topco’s stockholders, and (ii) against any proposal that conflicts, impedes or interferes with the Merger Agreement or the transactions contemplated thereby, including any Company Transaction (as defined in the Merger Agreement).

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by the full text of the Support Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Credit Agreement

On May 24, 2021, MSA, MSA UK Holdings Limited (“MSA UK”), MSA Great Britain Holdings Limited (“MSA GB”) and MSA International Holdings B.V. (“MSA BV”), as borrowers, entered into a Fourth Amended and Restated Credit Agreement dated as of May 24, 2021 (the “Credit Agreement”) with various MSA subsidiaries, as guarantors, various financial institutions, as lenders, and PNC Bank, National Association, as administrative agent. See Item 2.03 below for a description of the Credit Agreement.

Amendment to Note Purchase Agreement

On May 24, 2021, MSA entered into an amendment (the “Note Agreement Amendment”) to its Second Amended and Restated Multi-Currency Note Purchase and Private Shelf Agreement dated as of January 22, 2016, as amended (the “Note Agreement”) with PGIM, Inc. and the noteholders party thereto in order to conform the covenants in the Note Agreement to changes made in similar covenants in the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 24, 2021, MSA, MSA UK, MSA GB and MSA BV, as borrowers, and various MSA subsidiaries, as guarantors, entered into the Credit Agreement. The Credit Agreement amended and restated MSA’s existing Third Amended and Restated Credit Agreement dated as of September 7, 2018.

Under the Credit Agreement, funds may be borrowed on an unsecured, revolving credit basis in a maximum outstanding amount not to exceed $900 million, all of which can be borrowed by MSA and of which up to the greater of $400 million or 15% of consolidated total assets (as defined in the Note Agreement) can be borrowed by MSA UK, MSA GB and MSA BV. The Credit Agreement also includes a $75 million sublimit for letters of credit issued on behalf of MSA and a $90 million sublimit for swingline loans to MSA. The Credit Agreement also allows MSA to request increases in the aggregate commitments, and therefore the aggregate amount available for borrowing, up to an additional $400 million. Any such increase is subject to the further approval of MSA’s board of directors and to the existing lenders, new lenders, or some combination of both, agreeing in their sole discretion to increase the existing commitments or extend new commitments. The Credit Agreement has a term expiring on May 24, 2026.

Borrowings under the Credit Agreement may bear interest at a rate based upon either a “Base Rate” or a “LIBOR Rate,” plus an adder based upon MSA’s net leverage ratio (as defined in the Credit Agreement):

•

The “Base Rate” is calculated on a daily basis as the highest of a prime rate, an overnight bank funding rate plus 0.5% per annum, or the reserve-adjusted daily published London Interbank Offered Rate for a one-month interest period plus 1%. The Base Rate cannot be less than zero. The adder ranges from zero to 0.750%.

•	The “LIBOR Rate” is calculated as provided in the Credit Agreement. The adder ranges from 0.875% to 1.750%.

Interest based upon the Base Rate is payable quarterly on the first day of January, April, July and October. Interest based upon the LIBOR Rate is payable on the last day of the selected interest period, unless that interest period exceeds three months, in which case it is also payable on the 90th day of the selected interest period. The Credit Agreement provides for a transition from LIBOR rates. The Credit Agreement also provides for an adjustment of the adders used in the interest rate calculation and the commitment fee calculation based upon the achievement by MSA of specified diversity and safety targets. The adjustment can decrease or increase the adders by 2.5 basis points, in the case of the interest rate calculation, and 5 basis points, in the case of the commitment fee calculation.

The Credit Agreement contains customary representations and warranties, covenants and events of default substantially the same as the prior credit agreement. The Credit Agreement requires MSA to comply with specified financial covenants, including a requirement to maintain a minimum fixed charges coverage ratio of not less than 1.50 to 1.00 and a net leverage ratio not to exceed 3.50 to 1.00 (or not to exceed 4.00 to 1.00 during the three calendar quarters including, and following, certain specified acquisitions); in each case calculated on the basis of the trailing four fiscal quarters. The net leverage ratio is defined as consolidated indebtedness less unencumbered cash exceeding $20 million, divided by consolidated earnings before interest, taxes, amortization and depreciation. In addition, the Credit Agreement contains negative covenants limiting the ability of MSA and its subsidiaries to:

•	incur additional indebtedness or issue guarantees;

•	create or incur liens;

•	make loans and investments;

•	make acquisitions;

•	transfer or sell assets;

•	enter into transactions with affiliated parties;

•	make changes in its or its subsidiaries’ organizational documents that are materially adverse to the lenders; and

•	modify the nature of MSA’s or its subsidiaries’ business,

subject to certain exceptions and limitations, including carve-outs and baskets, set forth in the Credit Agreement. The Credit Agreement also contains certain customary events of default, including defaults triggered by a change of control or defaults on other debt. Under the Credit Agreement, a change in control occurs if a person or group of persons acting in concert acquires beneficial ownership of 50% or more of the outstanding voting stock of MSA.

MSA intends to file copies of the Credit Agreement and the Note Agreement Amendment as exhibits to an amendment to this Current Report on Form 8-K.

Item 8.01.	Other Events

On May 24, 2021, MSA issued a press release announcing that it entered into the Merger Agreement with respect to the acquisition of Bacharach. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

No.	Description

10.1	Agreement and Plan of Merger, dated May 23, 2021, by and among MSA Advanced Detection, LLC, a Pennsylvania limited liability company, Cardinal Merger Subsidiary, Inc., a Delaware corporation, MSA Safety Incorporated, a Pennsylvania corporation, Viking Topco, Inc., a Delaware corporation, and Laurel Solutions Holdings LLC, a Delaware limited liability company, solely in its capacity as a representative of the stockholders of Viking Topco, Inc.*

10.2	Form of Support Agreement

99.1	Press release dated May 24, 2021.

104	Cover Page Inline Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document included as Exhibit 101

*	The exhibits and schedules to this agreement have been omitted. A copy of the omitted exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, MSA Safety Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSA Safety Incorporated (Registrant)

By:	/s/ Stephanie L. Sciullo
Stephanie L. Sciullo
Vice President and Chief Legal Officer

Date: May 24, 2021